DREYFUS INVESTMENT FUNDS

CERTIFICATE OF AMENDMENT

Establishment and Designation of Class of Shares
of Beneficial Interest

The undersigned, being a Vice President and Assistant Secretary of Dreyfus Investment Funds, a Massachusetts business trust (the "Trust"), DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Sections 6.1 and 9.3 of the Trust's Amended and Restated Agreement and Declaration of Trust, dated October 27, 2011 (the "Declaration of Trust"), and by the affirmative vote of a majority of the Trustees at a meeting held on July 27, 2017, the Trust's Board of Trustees designated a new class of Shares (as that term is defined in the Declaration of Trust) of beneficial interest of Dreyfus/The Boston Company Small/Mid Cap Growth Fund (the "Fund"), a series of the Trust as follows:

1.   The new class of Shares established and designated by the Trust's Board of Trustees is "Class Z" shares of the Fund.

2.   The existing classes of Shares of the Fund continue to be designated as "Class A" shares, "Class C" shares, "Class I" shares, "Class Y" shares and "Class T" shares.

3.   Class A shares, Class C shares, Class I shares, Class Y shares, Class T shares and Class Z shares shall each be entitled to all of the rights and preferences accorded to Shares of the Funds under the Declaration of Trust.

4.         The purchase price of Class A shares, Class C shares, Class I shares, Class Y shares, Class T shares and Class Z shares of the Fund, the method of determining the net asset value of such classes of Shares and the relative dividend rights of holders of such classes of Shares shall be established by the Trustees of the Trust in accordance with the provisions of the Declaration of Trust and shall be set forth in the Trust's Registration Statement on Form N-1A under the Securities Act of 1933 and the Investment Company Act of 1940, as amended, as in effect at the time of issuance of such Shares.

The undersigned further certifies that, as amended hereby, the Board of Trustees of the Trust has duly authorized the following series of the Trust and designated the following classes thereof:

Name of Series	Classes of Shares
Dreyfus Diversified Emerging Markets Fund	Class A Class C Class I Class Y Class T
Dreyfus Tax Sensitive Total Return Bond Fund	Class A Class C Class I Class Y Class T
Dreyfus/Newton International Equity Fund	Class A Class C Class I Class Y Class T
Dreyfus/Standish Global Fixed Income Fund	Class A Class C Class I Class Y Class T
Dreyfus/The Boston Company Small Cap Growth Fund	Class I Class Y
Dreyfus/The Boston Company Small Cap Value Fund	Class A Class C Class I Class Y Class T
Dreyfus/The Boston Company Small/Mid Cap Growth Fund	Class A Class C Class I Class Y Class T Class Z

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this 27th day of July, 2017.

                                                            dreyfus investment funds

                                                            By:  __________________________________
                                                                        Name:  Jeff Prusnofsky
                                                                        Title:    Vice President and Assistant Secretary

STATE OF NEW YORK      )

                                                :  ss.:

COUNTY OF NEW YORK  )

On this ___ day of July, 2017, before me personally came Jeff Prusnofsky, to me personally known, who, being by me duly sworn, did say that he is a Vice President of the above-referenced Trust and who duly acknowledged to me that he had executed the foregoing instrument as his free act and deed on behalf of the Trust.

_______________________________

Notary Public